--------------------------------------------------------------------------------
                                                                   EXHIBIT 99.01
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE



                                        FOR MORE INFORMATION CONTACT:

                                        Mark C. Brown, Senior Vice President and
                                        Chief Financial Officer
                                        (703) 247-2514



                                        Sonya Udler, Vice President,
                                        Corporate Communications
                                        (703) 247-2517
                                        sonya.udler@strayer.edu


            STRAYER EDUCATION, INC. REPORTS RECORD THIRD QUARTER 2003
                        ENROLLMENT, REVENUES AND EARNINGS

                   -- STRAYER THIRD QUARTER REVENUES UP 30% --
          -- STRAYER THIRD QUARTER DILUTED EPS OF $0.25 (BEFORE GAIN OF
                        $0.07 FROM ASSET SALE), UP 32% --
      -- STRAYER UNIVERSITY FALL 2003 TOTAL ENROLLMENTS UP 22%/NEW STUDENTS
                             UP 23%/ONLINE UP 65% --
  -- TWO PHILADELPHIA CAMPUSES OPENED FOR A TOTAL OF 5 NEW CAMPUSES IN 2003 --
             -- STRAYER UNIVERSITY APPROVED BY STATE OF GEORGIA FOR
                          TWO NEW CAMPUSES IN 2004 --
           -- STRAYER FULL YEAR EPS ESTIMATE RAISED TO $2.14 TO $2.16
                     (EXCLUDING GAINS FROM ASSET SALES) --

ARLINGTON, Va., November 3, 2003 - Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three and nine months ended September 30, 2003. Financial highlights are as follows:

THREE MONTHS ENDED SEPTEMBER 30

o Revenues for the three months ended September 30, 2003 increased 30% to $30.0 million, compared to $23.0 million for the same period in 2002, due to increased enrollment and a 5% tuition increase which commenced in January 2003.

o Operating income (EBIT) (excluding the gain from the sale of the Washington, D.C. campus building) rose 41% to $5.6 million from $4.0 million for the same period in 2002. Excluding the gain from the sale of the building, operating income margin was 18.6%, compared to 17.2% for the same period in 2002. The increase in operating margin was primarily due to strong revenue growth more than offsetting the increased expense associated with opening five new campuses in 2003 compared to three new campuses in 2002.

o Net income (excluding the gain from the sale of the Washington, D.C. campus building) rose 40% to $3.8 million compared to $2.7 million for the same period in 2002. Including the gain from the sale of the Washington, D.C. campus building, net income rose 79% to $4.9 million. Earnings per diluted share (excluding the gain from the sale of the Washington, D.C. campus building) rose 32% to $0.25 compared to $0.19 for the same period in 2002. Including the gain from the sale of the Washington, D.C. campus building, earnings per diluted share was $0.32, an increase of 68%. Diluted weighted average shares outstanding increased to 14,969,000 from 14,556,000 for the same period in 2002.


NINE MONTHS ENDED SEPTEMBER 30

o Revenues for the nine months ended September 30, 2003 increased 26% to $103.7 million, compared to $82.5 million for the same period in 2002, due to increased enrollment and a 5% tuition increase effective for 2003.

o Operating income (EBIT) (excluding the gain from the sale of the Washington, D.C. campus building) rose 23% to $33.7 million from $27.5 million for the same period in 2002. Operating income margin was 32.5% compared to 33.3% for the same period in 2002. The decrease in operating income margin is primarily attributable to the earlier timing of two new campus openings in 2003 as compared to 2002, as well as the increase of the total new campus openings to five in 2003 compared to three in 2002.

o Net income (excluding the gain from the sale of the Washington, D.C. campus building) rose 23% to $21.5 million compared to $17.5 million for the same period in 2002. Including the gain from the sale of the Washington, D.C. campus building, net income rose 29% to $22.6 million. Earnings per diluted share (excluding the gain from the sale of the Washington, D.C. campus building) rose 20% to $1.45 compared to $1.21 for the same period in 2002. Including the gain from the sale of the Washington, D.C. campus building, earnings per diluted share was $1.53, an increase of 26%. Diluted weighted average shares outstanding increased to 14,796,000 from 14,485,000 for the same period in 2002.

"We are pleased with our financial results for the third quarter as our strong summer term enrollment and efficient cost control allowed us to expand operating margins even as we increased our new campus openings from three to five," said Robert Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. "The 22% enrollment growth for the fall term and the strong openings of our two Philadelphia campuses attest to the quality and convenience of our working adult focused undergraduate and graduate programs. We are particularly pleased with the action of the State of Georgia, bringing the number of states in which Strayer University is approved to award degrees to eight, as we continue executing our geographic and online expansion strategy."

BALANCE SHEET AND CASH FLOW

At September 30, 2003, the Company had cash, cash equivalents and marketable securities of $90.0 million and no debt. In the third quarter, as part of its cash management activities, the Company liquidated its $26.1 million investment in a short-term corporate bond fund and re-invested most of the proceeds in a short-term tax exempt bond fund. This transaction resulted in a gain of $0.1 million before tax.

The Company generated $23.6 million from operating activities in the first nine months of 2003. Capital expenditures were $4.3 million for the same period.

In the third quarter 2003, bad debt expense as a percentage of revenue was 1.7% compared to 1.3% for the same period in 2002. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was seven days at the end of the third quarter 2003, compared to seven days for the same period in 2002.

STUDENT ENROLLMENT

Total enrollment at Strayer University for the 2003 fall term increased 22% to 20,138 students compared to 16,532 for the same term in 2002. Across the Strayer University campus network, new student enrollments increased 23% and continuing student enrollments increased 22%. Students taking 100% of their classes at Strayer University Online increased 58% to 8,550 students from 5,401. The total number of students taking any courses online (including students at brick and mortar campuses taking at least one online course) in the fall 2003 quarter was 10,615.

                               STUDENT ENROLLMENT

                                                                  Fall          Fall          %
                                                                  2002         2003         Change
                                                              ------------  ------------  ----------

New Campuses  (11 in operation 3 or less years)
     Campus Based Students                                            864         1,926      123%
     Online Based Students                                            662         1,774      168%
                                                              ------------  ------------
          Total New Campus Students                                 1,526         3,700      142%
                                                              ------------  ------------

Mature Campuses (14 in operation 4 or more years)
     Campus Based Students                                         10,267         9,662       -6%
     Online Based Students                                          3,661         4,994       36%
                                                              ------------  ------------
          Total Mature Campus Students                             13,928        14,656        5%
                                                              ------------  ------------

Out of Area Online Students                                         1,078         1,782       65%
                                                              ------------  ------------

Total University Enrollment                                         16,532       20,138       22%
                                                              ============  ============

Total Students Taking 100% Courses Online                           5,401         8,550       58%

Total Students Taking At Least 1 Course Online                      6,822        10,615       56%


NEW CAMPUS/NEW STATE OPENINGS

Philadelphia, Pennsylvania

Strayer University successfully opened its two campuses in the Philadelphia area for the fall 2003 term, completing its goal of opening five new campuses in 2003.

Georgia

Strayer University has obtained approval from Georgia's Nonpublic Postsecondary Education Commission to open two campuses in the Atlanta area in 2004.

EXPANDED ONLINE COURSE OFFERINGS

Strayer University Online is offering 621 online classes in the fall 2003 term, with all academic programs available synchronously and asynchronously.

PBS JOINT VENTURE

Strayer University has entered into an agreement with the Public Broadcasting Service (PBS) to offer certain PBS courses in the form of continuing education units (CEUs), not for college credit, through Strayer University Online. Strayer University Online will be marketed by PBS through its various media and on its web site. Strayer University will offer the PBS courses starting in January 2004.

REAL ESTATE TRANSACTION

The Company also reported today the closing of the previously announced sale of its Washington, D.C. campus building which took place during the third quarter for $5.2 million. This building was purchased in the first quarter of 2002 for a total of $3.0 million from an entity affiliated with the Company's former CEO and majority stockholder. The Company will be relocating its Washington, D.C. campus to a larger and newly refurbished, leased facility nearby. This transaction resulted in a gain of $1.8 million before tax or $0.07 per diluted share.

SALE OF STUDENT LOAN PORTFOLIO

The Company today announced that it had sold its student loan portfolio. The Company sold a total of $9.1 million in loans for a price of $9.7 million to a national student loan marketing organization. Under the arrangement, Strayer will continue to originate student loans but will periodically divest these at various prices based on market conditions. As a result of the loan portfolio sale, Strayer will recognize an estimated gain of $0.5 million before tax in the fourth quarter, or $0.02 per share.

FISCAL YEAR 2001 COHORT DEFAULT RATE

During the third quarter of 2003, the Company was notified by the U.S. Department of Education that its Cohort Default Rate for fiscal year 2001 (the most recent annual period for which data is available) declined to 4.3% from 4.7% for the fiscal year 2000.

2003 BUSINESS OUTLOOK

Based on the strong enrollment growth announced for the fall 2003 term, the Company estimates fourth quarter 2003 diluted EPS will be in the range of $0.69
- $0.71 excluding the gain on sale of the student loan portfolio. Based on its fourth quarter estimates, the Company therefore is increasing its estimate of full year 2003 diluted EPS (before the effect of gains from asset sales of approximately $0.09) to $2.14 - $2.16 from $2.04 - $2.08.

2004 BUSINESS OUTLOOK

The Company announced that it intends to open five new campuses in 2004, and that based on the expected 2004 new campus opening schedule, the Company is providing the following full year 2004 estimates:


        Enrollment:                          15% - 18% growth

        Revenue:                             20% - 23% growth

        Operating Margin:                    34.5% - 35.0%

        Diluted EPS:                         $2.60 - $2.65

        Diluted Shares Outstanding:          15,000,000


SHARE REPURCHASE PLAN

Strayer today announced that the Company's Board of Directors has authorized the Company to repurchase up to an aggregate of $15 million in value of the Common Stock over the next 14 months in open market purchases from time to time at the discretion of the Company's management, depending on market conditions and other corporate considerations. The Company intends to effect such purchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This share Repurchase Plan may be modified, suspended or terminated at any time by the Company without notice.

STOCK OPTION ACTIVITY AND CALCULATION OF TOTAL POTENTIAL SHARE ISSUANCE

The Company uses the intrinsic-value-based method of accounting for its stock option plan. Under this method, compensation expense is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Had compensation expense been determined based on the fair value of the options at grant dates computed by the Black-Scholes methodology, the Company estimates net income and diluted net income per share would have been $4.0 million and $0.27 per share, respectively, for the three months ended September 30, 2003, and $19.6 million and $1.32 per share, respectively, for the nine months ended September 30, 2003.

The following assumptions were used to estimate fair value as of the date of grant using The Black-Scholes option pricing model:

                                                                       2002          2003
                                                                       ----          ----
Dividend yield.......................................................  0.5%          0.5%
Risk-free interest rates.............................................  4.8%          3.0%
Volatility...........................................................   43%           40%
Expected option term (years).........................................  5.9           5.2
Weighted average fair value of options granted during the year....... $23.65        $21.88


Shares used to compute diluted earnings per share include common shares issued and outstanding, the assumed conversion of Series A Convertible Redeemable Preferred Stock outstanding, and the assumed exercise of issued stock options using the Treasury Stock Method. Our total current and potential common shares outstanding are as follows:

                                                                                                   Shares
                                                                                                ----------------
                                                                                                (in thousands)

      Current
      -------
      Weighted average common shares outstanding for the three months ended 9/30/03........         10,727
      Convertible Series A Preferred Stock, convertible on a
          1:1 basis (outstanding or recorded) at 9/30/03 ..................................          3,864
      Issued stock options using Treasury Stock Method.....................................            378
                                                                                                ------------
            Total current..................................................................         14,969
                                                                                                ------------
      Potential
      ---------
      Accrual of required PIK dividends on Convertible Series A
          Preferred Stock through May 2006.................................................             458 (a)
      Total issued stock options, less options accounted for using
          the Treasury Stock Method above..................................................             763
      Authorized but unissued options......................................................             334
                                                                                                ------------
            Total potential................................................................           1,555
                                                                                                ------------
            Total current and potential common shares......................................          16,524
                                                                                                ============

           (a) This number may be smaller as it does not reflect that the Company has the right to cause conversion of all remaining Series A preferred shares into common shares after May 15, 2004 if the Company's common stock price trades above $52.00 per share for twenty consecutive trading days. Of the 458,000 shares, 130,000 would potentially accrue through May 15, 2004.

CONFERENCE CALL WITH MANAGEMENT

Strayer Education, Inc. will host a conference call to discuss its third quarter 2003 earnings on November 3 at 10:00 a.m. ET. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Web cast over the Internet. To access the live Web cast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, and information technology to more than 20,000 working adult students at 25 campuses in Maryland, North Carolina, Pennsylvania, Tennessee, Virginia and Washington, D.C. and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.


This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "(Reform Act)". The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the

Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                             STRAYER EDUCATION, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           For the three months                       For the nine months
                                                           ended September 30,                        ended September 30,
                                               ----------------------------------------    -----------------------------------------
                                                                                %                                           %
                                                    2002          2003        Change            2002         2003         Change
                                                -----------   -----------  ------------    ------------  -----------   -----------

Revenues.................................          $23,026       $29,993         30.3%         $82,547     $103,652         25.6%
                                                -----------   -----------                  ------------  -----------

Costs and expenses:
Instructional and educational support....            9,770        12,236         25.2%          29,768       38,324         28.7%
Selling and promotion....................            5,044         7,104         40.8%          12,537       16,940         35.1%
General and administration...............            4,254         5,085         19.5%          12,757       14,687         15.1%
                                                -----------   -----------                  ------------  -----------
Total expenses...........................           19,068        24,425         28.1%          55,062       69,951         27.0%
                                                -----------   -----------                  ------------  -----------
Income from operations, before gain on
sale of asset............................            3,958         5,568         40.7%          27,485       33,701         22.6%
Operating income margin, before gain on
sale of asset............................            17.2%         18.6%                         33.3%        32.5%
Gain on sale of asset....................               --         1,772            NM              --        1,772            NM
                                                -----------   -----------                  ------------  -----------
Income from operations...................            3,958         7,340         85.4%          27,485       35,473         29.1%
Operating income margin..................            17.2%         24.5%                         33.3%        34.2%

Investment and other income..............              484           688         42.1%           1,242        1,850         49.0%
                                                -----------   -----------                  ------------  -----------

Income before income taxes...............             4,442        8,028         80.7%          28,727       37,323         29.9%

Provision for income taxes...............             1,732        3,174         83.3%          11,203       14,753         31.7%
                                                -----------   -----------                  ------------  -----------

Net income...............................             2,710        4,854         79.1%          17,524       22,570         28.8%

Net income, before gain on sale of
asset....................................             2,710        3,784         39.6%          17,524       21,496         22.7%

Preferred stock dividends and
accretion................................             2,035        1,287       (36.8%)           6,076        3,843       (36.8%)
                                                -----------   -----------                  ------------  -----------

Net income available to common
stockholders.............................             $ 675       $3,567        428.4%         $11,448      $18,727         63.6%
                                                ===========   ===========                  ============  ===========

Basic net income per share...............             $0.08        $0.33        312.5%          $ 1.37       $ 1.75         27.7%
                                                ===========   ===========                  ============  ===========

Diluted net income per share.............             $0.19        $0.32         68.4%          $ 1.21      $  1.53         26.4%
                                                ===========   ===========                  ============  ===========

Diluted net income per share, before gain
on sale of asset.........................             $0.19        $0.25         31.6%          $ 1.21       $ 1.45         19.8%
                                                ===========   ===========                  ============  ===========

Common dividend per share................            $0.065        $0.065          -            $0.195       $0.195           -

Weighted average shares outstanding
         Basic...........................             8,352        10,727         28.4%           8,352       10,682        27.9%
         Diluted.........................            14,556        14,969          2.8%          14,485       14,796         2.1%


                             STRAYER EDUCATION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                  December 31,            September 30,
                                                                                      2002                     2003
                                                                                -----------------        -----------------
                                                    ASSETS                                                 (Unaudited)
Current assets:
   Cash and cash equivalents..............................................          $49,135                  $63,935
   Marketable securities available for sale, at fair value................           18,121                   26,033
   Income taxes receivable................................................               --                    2,210
   Tuition receivable, net of allowances for doubtful accounts............           25,759                   36,772
   Student loans receivable, net of allowances for losses - held for sale.               --                    9,672
   Other current assets...................................................              773                    1,338
                                                                                ------------              ------------
       Total current assets...............................................           93,788                  139,960

Student loans receivable, net of allowances for losses....................            9,453                       --
Property and equipment, net...............................................           36,571                   34,307
Restricted cash...........................................................               --                      500
Other assets..............................................................              312                      369
                                                                                ------------              ------------
       Total assets.......................................................         $140,124                 $175,136
                                                                                ============              ============

                                      LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.......................................................          $ 3,534                  $ 4,392
   Accrued expenses.......................................................            1,181                    1,582
   Income taxes payable...................................................            1,812                       --
   Dividends payable......................................................            1,507                    1,512
   Unearned tuition.......................................................           29,853                   42,939
                                                                                ------------              ------------
        Total current liabilities.........................................           37,887                   50,425
Deferred income taxes.....................................................               70                      158
Long-term liabilities.....................................................            1,985                    2,194
                                                                                ------------              ------------
       Total liabilities.................................................           39,942                   52,777
                                                                                ============              ============

Commitments and contingencies
Mandatorily redeemable convertible Series A preferred stock, par value $.01; 6,000,000 shares authorized; 3,758,456 and
      3,863,644 shares issued and outstanding at December 31, 2002
      and September 30, 2003, respectively................................           93,807                   95,207

Stockholders' equity:
   Common stock, par value $.01; 20,000,000 shares
      authorized; 10,652,412 and 10,735,745 shares issued and outstanding
      at December 31, 2002 and September 30, 2003                                       107                      107
   Additional paid-in capital.............................................           58,868                   63,059
   Retained earnings (accumulated deficit)................................          (52,674)                 (36,034)
   Accumulated other comprehensive income.................................               74                       20
                                                                                ------------              ------------
         Total stockholders' equity.......................................            6,375                   27,152
                                                                                ------------              ------------
         Total liabilities and stockholders' equity.......................         $140,124                 $175,136
                                                                                ============              ============

                             STRAYER EDUCATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)


                                                                                For the nine months ended September 30,
                                                                             ----------------------------------------------
                                                                                    2002                       2003
                                                                             ---------------------      -------------------
Cash flow from operating activities:
  Net income.............................................................         $ 17,524                   $ 22,570
  Adjustments to reconcile net income to net cash
       provided by operating activities:
       Gain on sale of marketable securities.............................               --                      (135)
       Gain on sale of property and equipment............................               --                    (1,772)
       Amortization of deferred rent.....................................             (165)                      198
       Depreciation and amortization.....................................            2,652                     3,235
       Provision for student loan losses.................................              163                       141
       Deferred income taxes.............................................               76                         1
  Changes in assets and liabilities:
       Tuition receivable, net...........................................           (8,623)                  (11,013)
       Other current assets..............................................             (956)                     (444)
       Restricted cash...................................................               --                      (500)
       Other assets......................................................              (74)                      (57)
       Accounts payable..................................................            1,891                       858
       Accrued expenses..................................................              357                       401
       Income taxes payable..............................................           (3,741)                   (2,638)
       Unearned tuition..................................................           11,324                    13,086
  Student loans originated...............................................           (6,433)                   (6,460)
  Collections on student loans receivable................................            5,411                     6,100
                                                                                ------------              ------------
           Net cash provided by operating activities.....................           19,406                    23,571
                                                                                ------------              ------------
Cash flows from investing activities:
   Proceeds from sale of property and equipment..........................               --                     5,150
   Proceeds from sale of marketable securities...........................               --                    26,135
   Purchases of property and equipment...................................          (16,082)                   (4,349)
   Purchases of marketable securities....................................          (12,000)                  (34,000)
                                                                                ------------              ------------
           Net cash used in investing activities.........................          (28,082)                   (7,064)
                                                                                ------------              ------------
Cash flows from financing activities:
   Deferred lease incentives.............................................            1,313                        11
   Common dividends paid.................................................           (1,628)                   (2,080)
   Preferred dividends paid..............................................           (3,937)                   (2,445)
   Proceeds from exercise of stock options...............................               --                     2,807
   Issuance cost of preferred stock......................................              (29)                       --
                                                                                ------------              ------------
           Net cash used in financing activities.........................           (4,281)                   (1,707)
                                                                                ------------              ------------
           Net increase (decrease) in cash and cash equivalents..........          (12,957)                   14,800
Cash and cash equivalents - beginning of period..........................           58,705                    49,135
                                                                                ------------              ------------
Cash and cash equivalents - end of period................................         $ 45,748                  $ 63,935
                                                                                ============              ============